Exhibit 99.1

            TELEWEST ANNOUNCES REVIEW OF IDS BUSINESS PRACTICES

London, 15 December 2004--Telewest Global, Inc. (Nasdaq: TLWT) today announces that its Audit Committee is commencing an independent review of certain business practices of a subsidiary in its content division, IDS, which sells advertising time on television channels in which Telewest has an ownership interest. The business practices to be reviewed, which were brought to the attention of the Audit Committee by senior management, involve the payment of commissions, believed to be no more than (pound)5 million in aggregate, to commercial counterparties over the period from 2001 to date. The Company does not believe that there will be a material impact on the Company's financial statements, results of operations or financial condition as a result of the review, or of termination of these business practices.


ENQUIRIES:

BRUNSWICK

Nick Claydon                                  020 7404 5959



NOTES TO EDITORS:


Telewest, the broadband communications and media group, currently passes and markets to 4.7 million homes and provides multi-channel television, telephone and internet services to 1.75 million residential customers. Telewest Business, the company's business division, supplies broadband communications to the public and private sector markets. Its content division, Flextech, is the BBC's partner in UKTV. Together they are the largest supplier of basic channels to the UK pay-TV market with a portfolio that combines wholly owned and managed channels, including the nine joint venture channels with the BBC. For further information go to http://mediacentre.telewest.co.uk
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